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                                                                         EX - 21

                         SUBSIDIARIES OF THE REGISTRANT

Name*                                       Jurisdiction of Organization

Cyberworks, Inc.                                   California, U.S.A.

Worldwide Media Holdings, N.V.                     Curacao, Netherland Antilles

*Each subsidiary is wholly-owned by the Registrant and does business only under the name stated herein.